	Exhibit 99.04
Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2015 vs. 2014	Year-to-Date December 2015 vs. 2014

Retail Sales	—¢	3¢

Retail Revenue Impacts	7	24

Weather	(8)	(4)

Wholesale Operations	(2)	(7)

Other Operating Revenues	2	1

Non-Fuel O&M	14	(3)

Depreciation and Amortization	(6)	(5)

Taxes Other Than Income Taxes	—	(1)

Other Income and Deductions	2	(1)

Interest Expense	—	1

Income Taxes	—	(1)

Total Traditional Operating Companies	9¢	7¢

Southern Power	(1)	5

Parent and Other	(2)	1

Increase in Shares	—	(4)

Total Change in EPS (Excluding Items)	6¢	9¢

Kemper IGCC Impacts	(5)	36

AGL Acquisition Costs	(2)	(3)

Additional MCAR settlement costs	—	(1)

Total Change in EPS (As Reported)	(1)¢	41¢

Notes
- Earnings for the three and twelve months ended December 31, 2015 and 2014 include estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Similar charges may occur with uncertain frequency. In addition, earnings for the three and twelve months ended December 31, 2014 include the effect of reversing revenues previously recognized in 2014 and 2013 as a result of the 2015 Mississippi Supreme Court decision that reversed the Mississippi Public Service Commission's March 2013 Kemper IGCC rate order.

- Earnings for the three and twelve months ended December 31, 2015 include costs related to the proposed acquisition of AGL Resources Inc. Further costs are expected to continue to occur in connection with closing the proposed acquisition and supporting the related integration.

- Earnings for the twelve months ended December 31, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.